Exhibit 99.1

Investor Relations Line:
(248)234-7104

Contacts:
Superior Industries
Troy Ford
www.supind.com

FTI Consulting
Effie Veres
(212)850-5676
effie.veres@fticonsulting.com

NEWS RELEASE

Superior Industries Reports Fourth Quarter

and Full Year 2015 Financial Results

Fourth Quarter and Full Year 2015 Highlights:

•	Q4 EPS of $0.31, including an estimated $0.07 of plant closure and impairment charges

•	Q4 wheel shipments of 3.2 million, the highest quarterly production since 2007

•	Q4 value-added sales of $103.0 million, a 16.2% increase year-over-year

•	Q4 adjusted EBITDA of $25.3 million, a 60.6% increase year-over-year

•	Full year 2015 adjusted EBITDA of $76.1 million, 21.1% of value-added sales and a 600 basis point improvement year-over-year

•	Full year 2015 adjusted EBITDA of 10.4% of net sales, achieving the goal of double digit EBITDA margin two years ahead of plan

•	$38.7 million of capital returned to shareholders through dividends and stock repurchases in 2015

•	2016 outlook reaffirmed

SOUTHFIELD, MICHIGAN – March 7, 2016 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported financial results for the fourth quarter and full year ended December 27, 2015.

Don Stebbins, President and Chief Executive Officer, commented, “Our strong fourth quarter results underscore the solid progress we made in 2015. During the fourth quarter, we grew our market share with gains at most of our major customers as we benefited from the aggressive ramp-up of our new Mexican facility and continued improvements in our other facilities. Our focus on operational excellence and higher value-added product also contributed to margin improvement in the quarter. As we look ahead, we believe that we have significant opportunities for improvement despite achieving double-digit EBITDA margins in 2015, two years ahead of our original goal.”

Fourth Quarter Results

For the fourth quarter of 2015, the Company reported net income of $8.1 million, or $0.31 per diluted share, compared to net income of $1.4 million, or $0.05 per diluted share for the fourth quarter of 2014. The increase in net income was largely driven by higher shipment volume and a favorable product mix, as well as improved cost performance in each of our facilities and the completed ramp-up of the new facility in Mexico.

Value-added sales were $103.0 million for the fourth quarter of 2015, a 16.2% increase compared to the fourth quarter of 2014 primarily due to higher unit shipments. Value-added sales are defined as net sales less pass-through charges primarily for the value of aluminum. Wheel unit shipments were 3.2 million in the fourth quarter of 2015, compared to 2.7 million in the prior year period. Net sales for the fourth quarter of 2015 increased 4.3% to $194.6 million from $186.7 million in the fourth quarter of 2014, driven primarily by higher unit shipments partially offset by lower value for aluminum. See “Use of Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the fourth quarter of 2015 increased 104.5% to $23.6 million, compared to $11.5 million in the prior year period. Gross profit margin expanded 590 basis points year-over-year to 12.1% of net sales compared to 6.2% of net sales in the fourth quarter of 2014. The increase in gross profit primarily reflects higher unit shipments and a favorable product mix, as well as improved operating costs associated with the previous closure of a manufacturing facility, the completed ramp-up of the new facility in Mexico, and improved cost performance in each of the Company’s other manufacturing facilities. Closure costs related to the previous plant shut-down included in gross profit in the fourth quarter of 2015 were $3.4 million compared to $4.3 million in the same period last year.

Selling, general and administrative expenses were $10.1 million, or 5.2% of net sales in the fourth quarter of 2015, compared to $7.1 million, or 3.8% of net sales in the prior year period. The increase is primarily attributable to $1.6 million in higher compensation expenses reflecting improved company performance and $600,000 for consulting and legal expenses related primarily to a corporate tax project. The comparison also is affected by $1.7 million of transition costs incurred in 2015 for the relocation of the Company’s corporate office from Van Nuys, California to Southfield, Michigan.

For the fourth quarter of 2015, income from operations was $13.5 million, or 6.9% of net sales, an increase of $9.1 million compared to operating income of $4.4 million, or 2.4% of net sales in the prior year period.

The provision for income taxes for the fourth quarter of 2015 was $5.2 million, resulting in an effective tax rate of 39.2%. This compares to an effective rate of 20.9% for the fourth quarter of 2014, which included a benefit from reversing tax reserves in conjunction with the expiration of a tax statute.

Adjusted EBITDA, a non-GAAP measure, increased 60.6% to $25.3 million, or 24.5% of value-added sales, for the fourth quarter of 2015. This compares to $15.7 million, or 17.8% of value-added sales, in the fourth quarter of 2014. See “Use of Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $59 million for the full year 2015, compared to $12 million in the prior year. The improvement resulted primarily from improved net earnings and lower working capital aided by reduced cost for aluminum.

During the fourth quarter of 2015, the Company announced a quarterly dividend payment of $0.18 per share. Dividends paid in 2015 totaled $19.1 million. The Company also repurchased 287,023 shares of stock at a cost of $5.3 million during the fourth quarter, and 1,056,954 shares for a total of $19.6 million for the full year. The 2015 repurchases occurred under the $30 million share buyback program approved by the Board of Directors on October 14, 2014, a program that was fully completed on January 28, 2016. As previously announced, Superior’s Board of Directors authorized a new $50 million stock repurchase program. As part of the new stock repurchase program, the Company has repurchased 79,213 shares for a total of $1.5 million through March 7, 2016.

Full Year 2015 Results

For the 2015 full year period, the Company reported net income of $23.9 million, or $0.90 per diluted share, compared with $8.8 million, or $0.33 per diluted share in the prior year. The increase in net income was driven primarily by operating cost improvement. Approximately one-half of the cost improvement resulted from better cost performance in each of the company’s manufacturing facilities, while the remainder reflects the benefit of new manufacturing capacity in Mexico. To a lesser extent the current year also benefited from higher shipment volume, a slightly favorable product mix, and a lower full year effective tax rate.

Value-added sales for 2015 were $360.8 million, a 2.3% decrease compared to value-added sales of $369.4 million in 2014. The slight decline reflects the product mix comparison partially offset by a 0.9% increase in unit shipments. In 2015, wheel shipments totaled 11.2 million compared to 11.1 million in 2014. Net sales for 2015 were $727.9 million, a decline of 2.3% compared to $745.4 million in 2014, primarily attributable to a 2% decline in the average selling price of the Company’s wheels due to the unfavorable impact of the decline in aluminum value and weaker currency translation for sales denominated in Mexican pesos.

Gross profit for 2015 increased 41.8% to $71.2 million from $50.2 million in 2014. Gross margin increased 310 basis points to 9.8% in 2015, compared to 6.7% in the prior year. The increase in gross profit primarily reflects the favorable impact of operating cost improvement as described above. Closure costs associated with the previous shut-down of the manufacturing facility included in gross profit in 2015 were $8.0 million, compared to $8.4 million in 2014. The closure costs in 2015 include an equipment impairment charge of $2.7 million.

Selling, general, and administrative expenses were $34.9 million, or 4.8% of net sales in 2015, compared to $32.3 million, or 4.3% of net sales in the prior year. The increase is primarily attributable to an estimated $4.1 million in transition costs related to the relocation of the Company’s corporate office and $1.6 million in higher compensation expenses resulting from improved company performance, partially offset by $1.7 million lower cost from no longer operating company owned aircraft and $1.8 million lower severance expense.

Income from operations in 2015 was $36.3 million, or 5.0% of net sales, compared to $17.9 million, or 2.4% of net sales, in the prior year.

The 2015 effective tax rate was 32.1%, resulting in an income tax expense of $11.3 million. This compares to an effective tax rate of 43.9% and income tax expense of $6.9 million in 2014.

Adjusted EBITDA for 2015 increased 36.4% to $76.1 million, or 21.1% of value-added sales, compared to $55.8 million, or 15.1% of value-added sales in 2014. This represents 600 basis points of margin expansion year-over-year. Adjusted EBITDA as a percentage of net sales was 10.4% for the full year of 2015, achieving the Company’s stated goal of double-digit EBITDA margins, initiated on January 19th, 2015, two years ahead of plan. See “Use of Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

2016 Outlook

Based on current economic trends and industry outlook, Superior reaffirms its 2016 outlook provided on January 14th, 2016.

•	Superior expects value-added sales to be in the range of $370 million to $390 million, driven by unit shipment growth of approximately 1 percent to 4 percent and favorable product mix. Value-added sales exclude the value of aluminum and outsourced process costs passed through to customers.

•	Adjusted EBITDA margin as a percentage of value-added sales is expected to increase in the range of 125 basis points to 200 basis points.

•	Net sales are expected to be in the range of $720 million to $740 million. The lower rate of year-over-year growth in net sales primarily reflects the Company’s assumption for lower aluminum prices in 2016. Net sales include the value of aluminum and outsourced process costs passed through to customers.

•	Adjusted EBITDA as a percentage of net sales is expected to increase in the range of 100 basis points to 175 basis points.

•	Capital expenditures are expected to be approximately $40 million.

•	Working capital is expected to be a slight net source of funds.

•	The effective tax rate is expected to be in the low 20 percent range.

Based on IHS projections, the Company continues to expect North American Light Vehicle production to increase by approximately 4 percent to 18.2 million units in 2016.

Mr. Stebbins concluded, “As we enter 2016, we will continue to build on the solid progress achieved in 2015. We believe that we have the right strategy in place to drive continued improved performance across the business. As part of our transformation, we remain focused on further strengthening our manufacturing platform, driving increased operating efficiencies through best-in-class processes, and expanding our product portfolio while growing value-added sales. Looking ahead, we are confident that our progress towards operational excellence will deliver market share gains and strong shareholder returns.”

Conference Call

Superior will host a conference call beginning at 9:00 AM ET on Monday, March 7th, 2016. The conference call may be accessed by dialing 888-364-3109 and using the required pass code 5168487. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. Interested parties are invited to listen to the webcast. In addition, a presentation will be posted on the Company’s website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which we have defined as earnings before interest, taxes, depreciation, amortization, restructuring charges and plant closure costs and impairments of long-lived assets and investments and “Value-Added Sales,” which we define as net sales less upcharges primarily for the aluminum value in net sales.” Adjusted EBITDA as a percentage of value added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of Value Added Sales is defined as Adjusted EBITDA divided by Value Added Sales. See the Non-GAAP Financial Measures section of this annual report for a reconciliation of Adjusted EBITDA and Value-Added Sales.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

We have not quantitatively reconciled differences between Valued-Added Sales, EBITDA and EBITDA margins, as well as their corresponding GAAP measures, presented in our 2016 Outlook, due to the inherent uncertainty regarding variables affecting the comparison of these forward-looking measures. The magnitude of these differences, however, may be significant.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2016 outlook and projections for reported net sales, value-added sales, EBITDA margin, income before income taxes, capital expenditures and the change in working capital, and the Company’s strategic and operational initiatives, and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K and our reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Follow)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net Sales	$194,621	$186,672	$727,946	$745,447
Cost of Sales	169,624	170,869	650,717	686,796
Restructuring costs	1,406	4,267	6,012	8,429

	171,030	175,136	656,729	695,225

Gross Profit	23,591	11,536	71,217	50,222
Selling, General and Administrative Expenses	10,064	7,132	34,923	32,309

Income From Operations	13,527	4,404	36,294	17,913
Interest Income (Expense), net	16	202	103	1,095
Other Income (Expense), net	(181)	(2,885)	(1,114)	(3,306)

Income Before Income Taxes	13,362	1,721	35,283	15,702
Income Tax Provision	(5,232)	(360)	(11,339)	(6,899)

Net Income	$8,130	$1,361	$23,944	$8,803

Income Per Share:
Basic	$0.31	$(0.05)	$0.90	$0.33
Diluted	$0.31	$(0.05)	$0.90	$0.33
Weighted Average and Equivalent Shares Outstanding for Income Per Share:
Basic	26,266,990	26,682,705	26,599,396	26,908,316
Diluted	26,305,423	26,733,356	26,633,457	27,020,354

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)

	December 27, 2015	December 28, 2014
Current Assets	$245,821	$276,011
Property, Plant and Equipment, net	234,646	255,035
Investments and Other Assets	59,462	48,864

	$539,929	$579,910

Current Liabilities	$73,862	$71,962
Long-Term Liabilities	52,155	68,942
Shareholders’ Equity	413,912	439,006

	$539,929	$579,910

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measure

(Dollars in Thousands)

Value Added Sales	Three Months Ended		Twelve Months Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net Sales	$194,621	$186,672	$727,946	$745,447
Less
- Aluminum value	(78,389)	(88,138)	(321,975)	(330,756)
- Pass-through outsourcing costs charged to customers	(13,223)	(9,872)	(45,125)	(45,336)

	(91,612)	(98,010)	(367,100)	(376,092)

Value added sales	$103,009	$88,662	$360,846	$369,355

Value added sales is a key measure that is not calculated according to GAAP. Value added sales represents net sales less the value of costs passed through to our customers, primarily the value of aluminum and outsourced processing cost included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and the cost for certain other charges incurred in manufacturing our wheels; therefore, fluctuations in underlying aluminum prices and these other charges generally do not directly impact our profitability. Accordingly, value added sales provides a measurement of the recoverable component of net sales that may benefit the understanding of our financial performance by users of our financial statements.

Adjusted EBITDA	Three Months Ended		Twelve Months Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net Income	$8,130	$1,361	$23,944	$8,803
Adjusting Items:
- Interest income, net	(16)	(202)	(103)	(1,095)
- Provision for Income Taxes	5,232	360	11,339	6,899
- Depreciation	8,834	9,705	34,530	35,582
- Restructuring and closure costs	3,103	2,014	6,343	3,064
- Impairment of Long-lived Assets	—	2,500	—	2,500

	17,153	14,377	52,109	46,950

Adjusted EBITDA	$25,283	$15,738	$76,053	$55,753

The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.